EXECUTION VERSION

TWENTIETH SUPPLEMENTAL INDENTURE
dated as of January 16, 2014
among
Kennedy-Wilson, Inc.,
The Released Subsidiaries Party Hereto,
and
Wilmington Trust, National Association
as Trustee
_________________________
8.750% Senior Notes due 2019

THIS TWENTIETH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 16, 2014, among Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), KW UR Investments 1, LLC, a Delaware limited liability company, KW UR Investments 2, LLC, a Delaware limited liability company (each a “Released Subsidiary” and collectively, the “Released Subsidiaries”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and Wilmington Trust FSB, as trustee, entered into the Indenture, dated as of April 5, 2011 (as supplemented or amended prior to the date hereof, the “Indenture”), relating to the Company’s 8.750% Senior Notes due 2019 (the “Notes”);
WHEREAS, the Trustee succeeded Wilmington Trust FSB, as trustee under the Indenture as of July 1, 2011, pursuant to the provisions of Section 7.09 of the Indenture;
WHEREAS, Section 10.09 of the Indenture provides that under certain circumstances the Guaranty (as defined in the Indenture) of a Released Subsidiary will terminate;
WHEREAS, (a) the Released Subsidiaries have been designated as Unrestricted Subsidiaries in accordance with Section 4.17 of the Indenture, (b) the Released Subsidiaries are no longer required to be Subsidiary Guarantors or to issue Guaranties pursuant to Section 10.09(3) the Indenture, and (c) the Company and the Released Subsidiaries desire to provide for the termination of such Guaranties by the Released Subsidiaries;
WHEREAS, the Company and the Released Subsidiaries have duly authorized the execution and delivery of this Supplemental Indenture, subject to the terms and conditions described herein;
WHEREAS, the Company and the Released Subsidiaries have requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and to give effect to the terms and conditions set forth herein and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects; and
WHEREAS, pursuant to Sections 9.01 and 10.09 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.    The Guaranty of each Released Subsidiary named above is hereby terminated pursuant to Section 10.09 of the Indenture.
Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.    This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Released Subsidiaries.
Section 6.    This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
Kennedy-Wilson, Inc., as Company

By:	/s/ JUSTIN ENBODY Name: Justin Enbody Title: Chief Financial Officer
Each of the Guarantors named in Exhibit A hereto

By:	/s/ IN KU LEE Name: In Ku Lee Title: Vice President

Wilmington Trust, National Association, as Trustee

By:	/s/ JANE SCHWEIGER Name: Jane Schweiger Title: Vice President

Exhibit A
Released Subsidiaries
KW UR INVESTMENTS 1, LLC
KW UR INVESTMENTS 2, LLC

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